Exhibit 1.3

SEARS CREDIT ACCOUNT MASTER TRUST II
MASTER TRUST CERTIFICATES
PRICING AGREEMENT
CLASS A

Dated: May 31, 2002

To:	SRFG, Inc. (the "Company"), as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.

Re:	Underwriting Agreement dated May 31, 2002 (the "Agreement") (a copy of which is attached hereto).

Title:	Sears Credit Account Master Trust II, $500,000,000, Floating Rate Class A Master Trust Certificates, Series 2002-3.

Aggregate Initial Principal Amount of Certificates:

        $500,000,000 Class A Master Trust Certificates, Series 2002-3

Class A Expected Principal Payment Date:

        May 2012 Distribution Date

Series and Class Designation of Designated Securities:

        Floating Rate Class A Master Trust Certificates, Series 2002-3 (the "Class A Certificates")

Certificate Rating:

Class A Certificates:	Aaa by Moody's Investors Service, Inc. AAA by Standard & Poor's Ratings Services

Minimum Principal Receivables Balance after giving effect to the issuance of Series 2002-3:

        $12,422,838,878

Date of Series Supplement:

        June 13, 2002

Certificate Rate:

        Class A Certificates: One-month LIBOR plus 0.29%.

Terms of Sale:

        The purchase price for the Designated Securities to the Underwriters, named on
Schedule 1 hereto, will be the percentage set forth below of the aggregate initial principal amount of the Certificates as set forth above plus accrued interest at the Certificate Rate from the Time of Delivery.

        Class A Certificates: 99.800%

Initial Public Offering Price:

        The initial public offering price for the Designated Securities will be the percentage set forth below of the aggregate initial principal amount of the Certificates, as set forth above plus accrued interest at the applicable Certificate Rate from the Time of Delivery.

        Class A Certificates: 100%

Closing Location:

        Sears, Roebuck and Co.
        3333 Beverly Road
        Hoffman Estates, Illinois 60179

Time of Delivery:

        8:30 A.M., Chicago Time, on June 13, 2002 or at such other time as may be agreed upon in writing.

Address of Representatives of the Underwriters for notices:

        Morgan Stanley & Co. Incorporated
        1585 Broadway
        New York, New York 10036

Additional Agreements:

        (a) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 agree that the Company and Sears may enter into that certain Pricing Agreement of even date herewith collectively, with the Underwriting Agreement dated May 31, 2002 among the Company, Sears and the Class B Underwriter (as defined herein) (the "Class B Underwriting Agreement"), with respect to the purchase and sale of the Class B Master Trust Certificates, Series 2002-3 (the "Class B Certificates") and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Pricing Agreement and the Agreement (collectively, the "Class A Underwriting Agreement") that the Class B Underwriting Agreement be duly executed and delivered by the parties thereto.

        (b) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class A Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

        (c) If the underwriter under the Class B Underwriting Agreement (the "Class B Underwriter") shall default in its obligations to purchase the Class B Certificates and the Class B Underwriting Agreement terminates in accordance with its terms, the Underwriters named in Schedule 1 shall have the right to purchase the Class B Certificates on the same terms that the Class B Underwriter was entitled to purchase such Class B Certificates prior to the expiration of the Class B Underwriting Agreement and in the same proportions that the Underwriters named in Schedule 1 have agreed to purchase the Class A Certificates hereunder; provided, however, the Company shall have the right to postpone the Time of Delivery for the Class A Certificates and the Class B Certificates for a period of not more than seven days, to affect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

        (d) If (i) the Class B Underwriter shall default in its obligations to purchase the Class B Certificates, (ii) the Class B Underwriting Agreement terminates in accordance with its terms and (iii) the Underwriters named in Schedule 1 do not agree to purchase the Class B Certificates on the terms and in the proportions described in paragraph (c) above, the Company shall have the right to postpone the Time of Delivery for the Class A Certificates for a period of not more than ten days, in order to procure another party or other parties to purchase such Class B Certificates and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements which may thereby be necessary.

        (e) The purchase and sale of the Class A Certificates hereunder shall occur concurrently with and, subject to paragraph (c) above, shall be conditioned upon, the purchase and sale of the Class B Certificates. Notwithstanding anything in the Agreement to the contrary, unless the Underwriters named in Schedule 1 purchase the Class B Certificates as described in paragraph (c) above, if the Class B Underwriting Agreement terminates because of the default of the Class B Underwriter, the Company shall not be under any liability to any Underwriter with respect to the Class A Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.

        The Underwriters named in Schedule 1 hereto agree, severally and not jointly, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their names in Schedule 1. It is understood that our execution of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in an Agreement among the Underwriters, the form of which shall be supplied to the Company upon request. We represent that we are authorized on behalf of ourselves and on behalf of each of the Underwriters named in Schedule 1 hereto to enter into this Agreement.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By: /s/ David Warren Name: David Warren Title: Managing Director

On behalf of each of the Underwriters

Accepted:

SRFG, INC.

By: /s/ Keith E. Trost Name: Keith E. Trost Title:Vice President and Treasurer

SEARS, ROEBUCK AND CO.

By: /s/ Larry R. Raymond Name: Larry R. Raymond Title: Vice President and Treasurer

SCHEDULE 1

Underwriter	Principal Amount of Class A Certificates to be Purchased

Morgan Stanley & Co. Incorporated	$500,000,000
Total:	$500,000,000